Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of Healthcare Triangle, Inc. (the “Company”) on Form S-1 (Registration No. 333-286331, 333-276501) and Form S-3 (Registration No. 333-726382, 333-291838, 333-290914) of our report dated March 31, 2025, relating to the consolidated financial statements of the Company, appearing in this Annual Report on Form 10-K for the year ended December 31, 2024. We also consent to the reference to our firm under the caption “Experts” in such Registration Statements.

/s/ M&K CPAS, PLLC

The Woodlands, TX

April 15, 2026